Exhibit 99.1

Analog Devices to Acquire RF Innovator, Integrant Technologies; ADI to Continue Expansion of Its RF Signal Processing Portfolio with Acquisition of the Leader in Low-Power Mobile TV Tuner Technology.

     NORWOOD, Mass.--(BUSINESS WIRE)--June 7, 2006--Analog Devices, Inc. (NYSE:
ADI) today announced that it has entered into a definitive agreement to acquire privately-held Integrant Technologies, Inc. (Integrant) of Seoul, Korea. An innovator in the field of high-performance analog circuits designed for reconfigurable radio frequency (RF) signal processing, Integrant is the leading supplier of low-power radio tuners that allow mobile communications, computer, and consumer devices to receive digital television (TV) and digital radio broadcasts.

     Founded in 2000, Integrant has an established revenue base and gross margins consistent with highly-differentiated, low-power RF technology. The acquisition is expected to increase ADI's revenue by approximately 1% of sales in each of the next few quarters.

     The Integrant organization will team with ADI's high-speed signal processing organization, whose innovations in RF design focus on receivers and transceivers for broadband wireless, satellite radio and terrestrial and cable TV. According to John Hussey, ADI vice president for High-Speed Signal Processing, "As we've seen in applications from cellular telephony to digital TVs, customers value RF solution providers that support multiple standards and frequencies with compatible families of products. Integrant's technology provides that same value to the rapidly emerging mobile TV markets, such as T-DMB, ISDB-T and DVB-H, where receivers are being integrated into mobile phones, personal video players, portable DVD players, notebook PCs, and automotive entertainment systems."

     Integrant is best known for the low-power Digital Multimedia Broadcast
(DMB) tuners it supplies to Korea's leading mobile phone manufacturers. Korea leads the world in the deployment of mobile TV services. In addition, Integrant ships tuners from the same product family to support the new ISDB-T mobile TV standard in Japan. Integrant's highly innovative designs have resulted in over 100 patents and patent applications worldwide, including extensive intellectual property related to the direct conversion of RF signals to baseband frequencies, an area where ADI has also amassed considerable intellectual property for analog and digital signal processing.

     "The synergies between ADI and Integrant are powerful," said Integrant company founder, Beom-Kyu (Brian) Ko. "Together we will have the technology and systems expertise to provide customers with a complete signal chain for multi-standard multimedia applications."

     Under the terms of the definitive stock purchase agreement, ADI expects to pay approximately $127 million in cash at the closing in exchange for substantially all of the outstanding shares of Integrant. A portion of the consideration payable to the stockholders of Integrant will be placed into escrow to secure potential indemnification claims under the acquisition agreement and to facilitate the acquisition of the remaining shares not acquired at closing. ADI may pay up to an additional $33 million upon the achievement of certain milestones. The boards of directors of both companies have approved the acquisition, which is expected to close within approximately 60 days, following the satisfaction of regulatory requirements and other customary closing conditions. Upon closing, ADI will record a one-time charge for purchased in-process research and development expenses. The amount of that charge has not yet been determined.

     About Analog Devices

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the most long-standing, high-growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers around the world, representing virtually all types of electronics equipment. Celebrating more than 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices, Inc. is headquartered in Norwood, Massachusetts, and employs approximately 8,900 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, and the Philippines. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

     About Integrant

     Integrant Technologies, Inc. is a privately held company based in Seoul Korea with approximately 78 employees. The company's focus has been development of low-cost, low- power, high-performance RF technology based on direct-conversion architectures in standard CMOS processes. With RF experience in a number of areas, including cell phone transceivers and satellite set top boxes, Integrant's focus over several years has been application of their RF technology to tuners for satellite and terrestrial mobile TV applications. In mass production for almost two years, Integrant was the first to successfully commercialize CMOS RF tuners for these applications and is the leading worldwide supplier of these devices.

     This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected closing of the transaction between ADI and Integrant, the expected benefits of the transaction, and ADI's expected product development and technical advances resulting from the transaction. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the closing of the transaction is subject to the receipt of regulatory approvals, the receipt of third-party consents and other closing conditions, any failure of which to satisfy may delay or prevent the closing of the transaction; the transaction may involve unexpected costs; the expected benefits of the transaction may not be achieved in a timely manner, or at all; Integrant's business may not be successfully integrated with ADI's following the closing; disruption from the transaction may adversely affect Integrant's relationships with its customers, suppliers or employees; and ADI may be unable to achieve the expected product development and technical advances following the transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI's filings with the Securities and Exchange Commission, including the risk factors contained in ADI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.


     CONTACT: Financial Inquiries Contact:
              Analog Devices, Inc.
              Maria Tagliaferro, 781-461-3282
              or 781-461-3491 (fax)
              Director of Corporate Communications
              or
              Press Inquiries Contact:
              Porter-Novelli
              Andrew MacLellan, 617-897-8270 (office)
              or 617-593-4985 (mobile) or 617-897-8203 (fax)